Exhibit 99.1

Resolve Staffing Achieves Record Growth

April 18, 2006 (Cincinnati, OH) - Resolve Staffing, Inc. (OTCBB: RSFF) announced financial results for the year ended December 31, 2005. Resolve reported record sales of $31.1 million for 2005, an increase of 423% over 2004 sales of $6.0 million. Gross sales for the fourth quarter were $14.1 million, representing a 58% increase over third quarter sales of $8.9 million. Moreover, March was another record month with sales exceeding $7 million.

With the pending acquisition of Star Personnel and the merger with Employee Leasing Solutions, Inc. (ELS), management has set course for another record year. Resolve is becoming one of the premier national turnkey providers of Human Resource (HR) Services. Resolve will be able to handle all of the HR needs of businesses with our comprehensive product lines of PEO, Staffing, Payroll, HR and government compliance administration, and all insurance lines needed by corporate America. As previously stated, Resolve is currently on track for approximately $75 million in annual sales. With pending acquisitions and continued organic growth, Resolve expects that figure to increase as the Company continues to move forward with its strategic growth plans.

Resolve Staffing laid the foundation for building a national Human Resource Outsourcing (HRO) company in 2005. Resolve made numerous strides to progress the Company in a positive direction that management believes built a foundation for shareholders to see the benefits of in 2006. There has been a great deal of time and expense integrating this rapid growth. Our 2005 losses are in main part attributable to the extraordinary costs related to developing the infrastructure to handle the rapid growth of 2005 and beyond. Additionally, the expenses of the acquisitions and the accompanying legal, accounting, and various other closing costs normally associated with those activities had an impact on earnings. These costs were expected and moderate losses were anticipated. As we move forward in 2006, and as operational efficiencies are increased, we expect both revenues and profitability to increase. Resolve is increasing gross profit margins, reducing operational redundancies, consolidating business functions, and exploiting new revenue producing opportunities. We have also developed the corporate infrastructure to handle continued growth. We have accomplished our stated goals and continue to move forward.

Ron Heineman, President and Chief Executive Officer, commented: "We had a great 2005 and our business continues to grow. Not only did we report our first profitable quarter in 2005, our EBITDA was also close to breakeven for the entire year. To achieve sales growth to generate those results was another key milestone. Resolve has grown from a single location to a national firm with approximately 54 offices from coast-to-coast. This required significant expense and integration in 2005. The Company expects to see the benefits of this strategy in 2006. We expect both revenues and profits to be stronger in 2006. Our strong growth is already becoming evident as March sales exceeded $7 million. We have obtained the critical mass we targeted since the beginning and we expect the coming years to be exciting for Resolve. We will continue to work on organic growth and new acquisitions in 2006 and beyond.”

Don Quarterman, Director stated: “The dedication, and results, that Mr. Heineman and his team have accomplished in a relatively short time frame are remarkable. Resolve has acquired multiple companies, opened new locations and continues to seek numerous other opportunities. Our current run rate puts Resolve on track for over $75 million in annual sales, excluding pending acquisition and/or organic growth. We expect the current run rate to increase in 2006 as we continue to seek both new acquisition and organic growth opportunities. Our two recently announced acquisitions will add considerably to both sales and profitability once they are closed. Not only did we experience significant growth in 2005, we also developed the infrastructure to handle our continued growth. We expect our 2005 efforts to become evident in our 2006 results. The Company thanks its shareholders, both new and old, for their commitment and we look forward to the years ahead."

About Resolve Staffing, Inc.

Resolve Staffing is a national provider of outsourced human resource services. With 54 offices reaching from New York to California, the Company provides a full range of supplemental staffing and outsourced solutions, including solutions for temporary, temporary-to-hire, or direct hire staffing in the medical, trucking, garment, clerical, office administration, customer service, professional and light industrial categories. For additional information on Resolve Staffing visit our website www.resolvestaffing.com.

This press release contains forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets. These risks and uncertainties may cause the actual results of the Company to be materially different from any future results expressed or implied. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to successfully integrate acquired businesses with its existing operations, future workers' compensation claims experience, the effect of changes in the workers' compensation regulatory environment in one or more of our primary markets, and collectibility of accounts receivable among others. Other important factors that may affect the Company's future prospects are described in the Company's 2005 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Contact:
Don Quarterman
770-900-4856
ir@resolvestaffing.com